                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION  AND NOTICE OF TERMINATION OF REGISTRATION  UNDER SECTION 12(g) OF
THE  SECURITIES  AND EXCHANGE ACT OF 1934 OR  SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File Number 0-5392

                         First Commonwealth Corporation
      ___________________________________________________________________
             (Exact name of registrant as specified in its charter)

                    5250 South Sixth Street, P.O. Box 5147,
                   Springfield, Illinois 62703 (217) 241-6300
      ___________________________________________________________________
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                   Common Stock, par value $1.00 per share
      ___________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
      ___________________________________________________________________

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule  provision(s)
relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        X            Rule 12h-3(b)(1)(i)       X
      Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
      Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
      Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
                                              Rule 15d-6 ---------

Approximate  number  of  holders  of record  as of the  certification  or notice date: None

Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,  United
Trust  Group,  Inc.  as  the  successor  by  merger  to  the  Registrant,  First
Commonwealth  Corporation,  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 12, 2002            United Trust Group, Inc., successor
                                 by merger to First Commonwealth Corporation

                               By:_____________________________________
                                     Theodore C. Miller, Secretary and Chief
                                       Financial Officer

*United Trust Group, Inc. (Commission No. 0-16867) is filing this Form 15 as the successor by merger to First Commonwealth  Corporation.  On June 12, 2002, First
Commonwealth  Corporation was merged into United Trust Group,  Inc., with United
Trust Group,  Inc. being the surviving  corporation of the merger.  This Form 15 shall not be deemed to affect or in any way alter United Trust Group, Inc.'s own registration under the Securities Exchange Act of 1934.

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.